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45

                                  EXHIBIT 10.15

                                EATON VANCE CORP.

           1992 INCENTIVE PLAN - STOCK ALTERNATIVE - RESTATEMENT NO. 4


     1. Definitions. As used in this Eaton Vance Corp. 1992 Incentive Plan - Stock Alternative, the following terms shall have the following meaning:

     Administrator means the Board of Directors or any committee or persons to whom it delegates its authority.

     Annual Incentive means an annual cash incentive awarded by the Company, including without limitation thereto the bonuses known as PIB and PROP.

     Annual Incentive Recipient means any employee who receives an Annual Incentive.

     Board means the Company's Board of Directors.

     Company means Eaton Vance Corp., a Maryland corporation, and its subsidiaries.

     Hardship means an immediate and heavy financial need, which may be met only by the sale of Shares as determined by the Administrator in accordance with nondiscriminatory standards.

     Monthly Incentive means a monthly cash incentive bonus awarded by the Company.

     Monthly Incentive Recipient means any employee who receives a Monthly Incentive.

     Option means an option to convert a percentage of Annual Incentive or Monthly Incentive into Shares pursuant to this Plan.

     Participant means an Annual Incentive Recipient or a Monthly Incentive Recipient who has elected to participate in the Plan.

     Plan means this 1992 Incentive Plan - Stock Alternative.

     Shares mean shares of Non-Voting Common Stock of Eaton Vance Corp.

     2. Purpose. The purpose of the Plan is to provide employees of the Company who are entitled to receive cash incentives the opportunity to apply up to half their incentives to the purchase of Shares.

     3. Effective Date. The Plan became effective July 17, 1992. This Restatement No. 4 shall be effective November 14, 2000.

     4. Shares Subject to the Plan. The number of Shares that may be made subject to the Plan shall not exceed 2,400,00 in the aggregate. The Shares to be delivered pursuant to a purchase under the Plan may consist, in whole or in part, of authorized but unissued Shares or treasury Shares not reserved for any other purpose.
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46

                            EXHIBIT 10.15 (CONTINUED)

     5. Options for Annual Incentive Recipients.

     (a) Persons Eligible. Each Annual Incentive Recipient (including, without limitation, an officer or director of Eaton Vance Corp.) shall be eligible to participate in the Plan.

     (b) Price. The price per share shall be 90% of the average closing price of a Share during the first five trading days following the tenth of November.

     (c) Exercise of Options.

     (1) Each Annual Incentive Recipient may elect to apply any whole percentage of his or her Annual Incentive, from a minimum of 5% to a maximum of 50%, to the purchase of Shares.

     (2) The election must be made by November tenth. Failure to make a timely election shall be deemed to be an election not to participate for that year.

     (3) The Company shall apply each Participant's elected amount of Annual Incentive to the purchase of Shares at the specified price and shall deliver to the Participant notice of issuance of the Shares before the end of November.

     6. Options for Monthly Incentive Recipients.

     (a) Persons Eligible. Each Monthly Incentive Recipient (including, without limitation, an officer or director of Eaton Vance Corp.) shall be eligible to participate in the Plan.

     (b) Price.

     (1) For incentives withheld during the November 1 to April 30 fiscal half year, the price per Share shall be 90% of the average closing price of a Share during the first five trading days following May tenth.

     (2) For incentives withheld during the May 1 to October 31 fiscal half year, the price per Share shall be 90% of the average closing price of a Share during the first five trading days following November tenth.

     (c) Exercise of Options.

     (1) Each Monthly Incentive Recipient may elect to have any whole percentage of his or her Monthly Incentive, from a minimum of 5% to a maximum of 50%, withheld and applied to the purchase of Shares.

     (2) The election must be made on or before the last business day of April for the fiscal half year beginning May 1 and ending October 31 and on or before the last business day of October for the fiscal half year beginning November 1 and ending April 30. Failure to make a timely election shall be deemed an election not to participate for that fiscal half year.

     (3) The Company will hold the money and in May and November apply each Participant's elected amount to the purchase of Shares at the specified price and shall deliver notice to the Participant of issuance of the Shares before the end of May and November.
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47

                            EXHIBIT 10.15 (CONTINUED)

     (d) Opt Out. A Monthly Incentive Recipient (except an officer or director of Eaton Vance Corp. who has made an irrevocable election in the form of Schedule B hereto) who has elected to participate under the Plan may opt out as to all (but not part) of the bonuses withheld for the purchase of Shares by giving written notice to the Administrator prior to the last business day of the fiscal half year. Any amounts withheld from a Participant's Monthly Incentive through deductions for the purchase of Shares and not used for the purchase of Shares shall be returned without interest.

     7. Terms and Conditions Applicable to All Options.

     (a) Holding Period. Except in the case of Hardship, no Participant may sell the Shares for a period of one year from the date such Shares are issued to him or her. The Company will withhold certificates for one year from the date of issuance, at which time the Company shall cause to be delivered to the Participant a certificate or certificates for the number of Shares purchased by the Participant.

     (b) Hardship. If a participant demonstrates to the Administrator that he or she has incurred a Hardship, the Administrator may in its discretion deliver, before the expiration of one year after purchase, certificates representing shares purchased by the Participant sufficient in value to meet the Hardship; provided that no certificates will be delivered to an officer or director of Eaton Vance Corp. before the expiration of six months after purchase.

     (c) Whole Shares. The Company will purchase the maximum number of whole Shares with the bonuses to be applied. Any amounts representing fractional share interests shall be returned without interest.

     (d) Limitation on Participation. Participation shall be limited to Participants who comply with such administrative procedures as the Administrator shall establish.

     (e) Purchase for Investment. Each Participant may be required to sign such agreement as the Administrator may require to the effect the Participant is purchasing for investment and not with a view to resale or other distribution.

     (f) Options Not Transferable. Options under the Plan are not assignable or transferable by a Participant and are exercisable only by the Participant.

     8. Administration. The Plan shall be administered by the Administrator. The Administrator shall have authority to interpret and apply all provisions of the Plan and to prescribe, amend and rescind rules and regulations relating to the Plan. Nothing in this section shall be deemed to authorize the Administrator to alter or administer the provisions of the Plan in a manner inconsistent with the terms of the Plan.

     9. Amendments to or Discontinuation of the Plan. The Board shall have the right to amend, modify or terminate the Plan at any time without notice, provided, however, that the then existing rights of all Participants shall not be adversely affected thereby.